Exhibit 21.1

RENEWABLE ENERGY GROUP, INC. SUBSIDIARIES

REG Biofuels, LLC	Iowa

REG Marketing & Logistics Group, LLC	Iowa

REG Services Group, LLC	Iowa

REG Construction & Technology Group, LLC	Iowa

REG Ventures, LLC	Iowa

REG Venture Services, LLC	Iowa

REG Ralston, LLC	Iowa

REG Houston, LLC	Texas

REG Danville, LLC	Delaware

REG Newton, LLC	Iowa

REG Seneca, LLC	Iowa

REG New Orleans, LLC	Iowa

REG New Boston, LLC	Iowa

REG Emporia, LLC	Iowa

REG Clovis, LLC	Iowa

REG Atlanta, LLC	Iowa

REG Processing Systems, LLC	Iowa

416 S. Bell, LLC 50% owned	Iowa